Exhibit 99.1

Vaxart Announces Third Quarter 2018 Financial Results

and Provides Corporate Update

Start of Norovirus Vaccine Trials Delayed to 1H 2019 Due to Manufacturing Issue

SOUTH SAN FRANCISCO, Calif., November 9, 2018 – Vaxart, Inc., a clinical-stage biotechnology company developing oral recombinant vaccines that are administered by tablet rather than by injection, today announced financial results for the third quarter ended September 30, 2018 and provided a corporate update.

“As our first year as a public company comes to a close, Vaxart’s main focus continues to be the development of our oral tablet vaccine for the prevention of norovirus infection. Due to a manufacturing issue, our norovirus GI.1 vaccine tablets failed release testing, and we now expect to initiate our Phase 1 bivalent study and Phase 2 monovalent challenge study in the first half of 2019,” said Wouter Latour, M.D., chief executive officer of Vaxart. “Besides our norovirus program, we are also advancing our first therapeutic vaccine for the treatment of human papillomavirus (HPV)–associated cancer and dysplasia and we are on track to file an IND for our HPV vaccine in 2019.”

“Norovirus causes up to 20 million cases of acute gastroenteritis in the U.S. each year, with significant morbidity and mortality in vulnerable populations like the very young and elderly,” Dr. Latour continued. “Norovirus outbreaks are notorious in long-term care facilities, schools, hospitals, restaurants and cruise ships. In all, norovirus disease costs society an estimated $5.5 billion annually in the United States, according to a prominent health economics study published in 2012. At IDWeek in October of this year, we presented breakthrough data demonstrating that our oral H1 flu vaccine primarily protected through mucosal immunity.  Our oral norovirus vaccine is based on the same platform, and we expect it to provide superior protection compared to injectable alternatives.”

Third Quarter 2018 and Recent Highlights:

Corporate:

•       The Company’s Phase 1 bivalent and Phase 2 challenge norovirus studies are now expected to begin in the first half of 2019 due to a manufacturing issue affecting the norovirus GI.1 vaccine tablets. Vaxart is working diligently to resolve the issue.

•       On October 6, 2018, the Company presented data from its H1 influenza Phase 2 challenge study demonstrating that its oral H1 flu vaccine, while providing 39% reduction in flu illness compared to 27% for Fluzone®, protected primarily through mucosal immunity, in contrast to Fluzone which primarily protected through serum antibodies. This finding confirmed that Vaxart’s oral vaccines are uniquely suited to provide protection against mucosal pathogens such as influenza, norovirus and respiratory syncytial virus (RSV). A copy of this presentation can be found on the Investor Relations page on the Company’s website.

•       On October 4, 2018, the Company presented preclinical data on its human papillomavirus (HPV) vaccine trial in a poster presentation at the 32nd International Papillomavirus Conference in Sydney, Australia. As described in the poster, the Vaxart HPV vaccine created CD8 tumor-infiltrating T cells and eliminated or significantly reduced the majority of tumors with or without a checkpoint inhibitor. Preparations to advance the program into the clinic in 2019 are underway. A copy of this presentation can be found on the Investor Relations page on the Company’s website.

•       Following the completion of the 3-month follow-up assessment of the Phase 2 clinical trial evaluating teslexivir, a small-molecule antiviral for the treatment of condyloma that Vaxart obtained in the acquisition of Aviragen in 2018, analysis of the data showed there was no improvement compared to the topline results reported in June 2019.

Third Quarter 2018 Financial Results

•       Vaxart reported a net loss of $6.5 million for the third quarter of 2018 compared to a net loss of $2.2 million for the third quarter of 2017. For the nine months ended September 30, 2018, the net loss was $13.1 million compared to a net loss of $8.5 million for the same period in 2017.

•       Vaxart ended the quarter with cash and cash equivalents of $17.9 million compared to $23.9 million at June 30, 2018. The decrease was primarily due to cash used in operations.

•        Revenue for the quarter was $0.3 million compared to $0.9 million in the third quarter of 2017. The decrease was due to lower revenues from the contract with BARDA, which ended on September 30, 2018.

•       Research and development expenses were $4.4 million for the quarter compared to $2.2 million for the third quarter of 2017. The increase was due to higher clinical and manufacturing costs incurred in the Company’s norovirus program, clinical costs incurred in completing the teslexivir trial, and the amortization of intangible assets acquired in the merger with Aviragen, offset by lower expenditures incurred under the BARDA contract.

•       General and administrative expenses were $1.7 million for the quarter compared to $0.6 million for the third quarter of 2017. The increase was a result of a higher headcount and additional expenses relating to operating as a public company, including expenses required for regulatory compliance, additional insurance, director fees and other professional expenses.

About Vaxart

Vaxart is a clinical-stage biotechnology company focused on developing oral recombinant protein vaccines based on its proprietary oral vaccine platform. Vaxart’s vaccines are designed to generate broad and durable immune responses that protect against a wide range of infectious diseases and may also be useful for the treatment of chronic viral infections and cancer. Vaxart’s vaccines are administered using a convenient room temperature-stable tablet, rather than by injection. Vaxart believes that tablet vaccines are easier to distribute and administer than injectable vaccines, and have the potential to significantly increase vaccination rates. Vaxart’s development programs include oral tablet vaccines that are designed to protect against norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV). For more information, please visit www.vaxart.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “believe,” “could,” “potential”, “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to the Vaxart’s ability to develop and commercialize its product candidates and clinical results and trial data; the expected timing of the initiation of the Phase 1 bivalent study and Phase 2 monovalent challenge study; Vaxart’s ability to resolve a manufacturing issue affecting its norovirus G1.1 vaccine tablets; the expected timing of an IND filing for its HPV vaccine; and Vaxart’s expectations with respect to its norovirus vaccine providing superior protection compared to injectable alternatives. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that Vaxart may experience manufacturing issues and delays; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly Reports filed on Form 10-Q and of Vaxart’s other periodic reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

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CONTACT:

Carl Mauch

Stern Investor Relations

212-362-1200

vaxart@sternir.com

Vaxart, Inc. Condensed Consolidated Balance Sheets (In thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)	(1)
Assets
Cash and cash equivalents	$17,922	$1,571
Short-term investments	—	1,415
Accounts receivable	256	630
Prepaid and other current assets	989	137
Property and equipment, net	1,059	730
Intangible assets, net	20,410	40
Total Assets	$40,636	$4,523

Liabilities and stockholders’ equity (deficit)
Accounts payable	$1,301	$1,390
Accrued and other current liabilities	1,779	1,605
Liability related to sale of future royalties	17,580	—
Secured promissory note	3,988	4,968
Convertible promissory notes, related party	—	35,282
Total liabilities	24,648	43,245
Stockholders’ equity (deficit)	15,988	(38,722)
Total liabilities and stockholders’ equity (deficit)	$40,636	$4,523

(1)     Derived from the audited financial statements of Vaxart Biosciences, Inc. for the year ended December 31, 2017, included on the Form 8-K/A filed with the Securities and Exchange Commission on April 2, 2018.

Vaxart, Inc. Condensed Consolidated Statements of Operations (In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$281	$915	$2,392	$5,079
Operating expenses:
Research and development	4,381	2,247	12,801	10,450
General and administrative	1,674	624	5,455	1,955
Impairment charges	106	—	1,706	—
Total operating expenses	6,161	2,871	19,962	12,405
Loss from operations	(5,880)	(1,956)	(17,570)	(7,326)
Bargain purchase gain	—	—	6,660	—
Other income and expenses, net	(668)	(217)	(2,166)	(1,181)
Provision for income taxes	—	—	(29)	—
Net loss	$(6,548)	$(2,173)	$(13,105)	$(8,507)
Net loss attributable to common shareholders	$(6,548)	$(2,898)	$(13,444)	$(10,660)
Net loss per common share, basic and diluted	$(0.92)	$(21.36)	$(2.23)	$(78.58)
Shares used in computing net loss per share, basic and diluted	7,141,189	135,658	6,038,001	135,658